Exhibit 99.1

Kimco Realty Reports Second Quarter 2017 Results

High-Quality Portfolio Drives Strong Operating Results; Company Receives $24 million Distribution from Albertsons, Raises 2017 Guidance

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--July 26, 2017--Kimco Realty Corp. (NYSE:KIM) today reported results for the second quarter ended June 30, 2017.

Highlights:

  Received a $23.7 million cash distribution from the company’s investment in Albertsons LLC;
  Raises 2017 guidance for net income and Funds From Operations (NAREIT FFO) available to the company’s common shareholders;
  U.S. pro-rata occupancy increased 20 basis points sequentially over the prior quarter to 95.5%; and
  U.S. leasing spreads increased 17.0% for new leases and 7.8% for renewals/options. Combined leasing spreads increased 10.5%.

Financial Results

Net Income available to common shareholders for the second quarter of 2017 was $131.9 million, or $0.31 per diluted share, compared to $191.9 million, or $0.46 per diluted share, for the second quarter of 2016. The decrease was primarily due to $65.9 million* of lower gains on sales or pending dispositions of operating properties, net of impairments, as compared to the same quarter in 2016, when the company’s strategic portfolio repositioning was still underway. In the second quarter of 2017, Kimco sold interests in nine shopping centers for a gross price of $152.2 million, compared to the 34 shopping centers sold for $695.0 million in the second quarter of 2016. Both gains on sales and operating property impairments are excluded from the calculation of FFO available to the company’s common shareholders.

For the six months ended June 30, 2017, net income available to common shareholders was $197.0 million, or $0.46 per diluted share, compared to $321.0 million, or $0.77 per diluted share, for the six months ended June 30, 2016. The change was attributable to $134.8 million* of lower gains on sales or pending dispositions of operating properties, net of impairments, as compared to the same period in 2016. During the six months ended June 30, 2017, Kimco sold interests in 17 shopping centers for a gross price of $264.4 million, compared to the 47 shopping centers sold for $1.1 billion during the comparable period in 2016.

NAREIT FFO was $175.0 million, or $0.41 per diluted share, for the second quarter of 2017 compared to $158.1 million, or $0.38 per diluted share, for the second quarter of 2016. NAREIT FFO for the second quarter of 2017 included $14.3 million of transactional income (net of transactional charges) due to a $23.7 million cash distribution the company received from its investment in Albertsons LLC, offset by a $9.5 million impairment from a legacy Canada land parcel. This compares to $2.6 million of transactional income (net of transactional charges) in the second quarter of 2016.

For the six months ended June 30, 2017, NAREIT FFO was $330.1 million, or $0.78 per diluted share, compared to $316.3 million, or $0.76 per diluted share, for the same period last year. NAREIT FFO for the six months ended June 30, 2017 included $13.6 million of transactional income (net of transactional charges). This compares to $7.9 million of transactional income (net of transactional charges) for the same period in 2016.

FFO available to the company’s common shareholders as adjusted (FFO as adjusted), which excludes the effects of transactional income and charges, was $160.7 million, or $0.38 per diluted share, for the second quarter of 2017 compared to $155.5 million, or $0.37 per diluted share, during the same period in 2016. FFO as adjusted for the six months ended June 30, 2017 was $316.5 million, or $0.75 per diluted share, compared to $308.4 million, or $0.74 per diluted share, for the same period in 2016.

A reconciliation of net income to NAREIT FFO, FFO as adjusted and same-property NOI is provided in the tables accompanying this press release.

Operating Results

  Reported pro-rata portfolio occupancy of 95.5% at the end of the second quarter, representing a 20-basis-point sequential increase over the first quarter of 2017;
  Increased anchor and small shop occupancy by 20 basis points and 10 basis points, respectively, over the first quarter of 2017. At June 30, 2017, anchor and small shop occupancy was 97.5% and 89.7%, respectively;
  Expanded pro-rata leasing spreads by 10.5%, with rental rates for new leases up 17.0% and renewals/options growing 7.8%;
  Generated a 30-basis-point increase in same-property NOI compared to the same period in 2016, including the previously disclosed negative impact from Sports Authority which came in at 210 basis points; and
  Same-property NOI increased 1.20% for the six months ended June 30, 2017, compared to the same period in 2016.

Investment Activity

As part of the company’s strategic 2020 Vision, Kimco continues to upgrade the quality of its portfolio with selective acquisitions funded by proceeds from dispositions. As previously announced, Kimco reported its transaction activity during, and subsequent to, the second quarter of 2017:

Acquisitions: The company acquired a parcel adjacent to its Augusta Exchange shopping center in Augusta, Georgia, for a gross purchase price of $700,000. The acquisition presents an excellent redevelopment opportunity for an outparcel that will complement the existing tenant mix. Kimco’s share of the purchase price was $340,000.

After the second quarter, the company acquired Jantzen Beach, a high-quality, 746,000-square-foot flagship shopping center for $131.8 million. Jantzen Beach is the company’s eighth property in the Portland-Vancouver-Hillsboro MSA, expanding Kimco’s concentration in a top 25 market where it also maintains a regional office.

Jantzen Beach is situated on 67 acres along Portland’s busy I-5 artery, with traffic counts of over 128,000 cars per day, and a trade area extending over 10 miles reaching into neighboring Washington State. The center is 96% occupied and features a prime collection of national tenants in today’s strongest retail categories, and also benefits from sales tax-free shopping, attracting approximately five million visits per year.

The Jantzen Beach acquisition will expand the company’s future redevelopment pipeline through potential outparcel development of two 6,000-square-foot pad buildings and mixed-use densification opportunities supported by flexible zoning. The center also offers strong mark-to-market upside from several below-market anchor leases.

In addition, Kimco acquired an anchor parcel occupied by Whole Foods and Sierra Trading Post at the company’s Del Monte Plaza shopping center in Reno, Nevada, for $24.1 million. This high-volume Whole Foods is the grocer’s only location in the fast-growing Reno market, where recent investments by tech giants Tesla, Apple, Amazon and Google have created a technology manufacturing hub in the region, resulting in significant population and employment growth. Those factors, along with the low cost of living, zero state income tax and new residential development, have created a strong retail environment in the surrounding market.

Dispositions: Kimco disposed of interests in nine shopping centers, totaling 892,000 square feet, and two land parcels for a gross sales price of $155.8 million. Kimco’s share of the sales price was $128.1 million. With these dispositions, the company has exited the states of Maine and Louisiana.

2017 Guidance

The company is raising its 2017 guidance as follows:

2017 Guidance (per diluted share)	Current	Previous
Net income	$0.78 - $0.82	$0.64 - $0.67
NAREIT FFO	$1.53 - $1.57	$1.50 - $1.54
FFO as adjusted *	$1.50 - $1.54	$1.50 - $1.54
*Excludes transactional income/(charges), net

A reconciliation of these forward-looking non-GAAP metrics (NAREIT FFO and FFO as adjusted) is provided in the tables accompanying this press release.

The company’s pro-rata operational assumptions for 2017 are revised as follows:

2017 Operational Assumptions	Current	Previous
Transactional income/(charges), net	$14 million	Not Applicable
U.S. portfolio occupancy	95.8% - 96.2%	95.8% - 96.2%
U.S. same property NOI	+2.0% - +3.0%	+2.0% - +3.0%
Operating property acquisitions	$300 million - $400 million 5.25% to 5.75% cap rate	$300 million - $400 million 5.50% to 6.00% cap rate
Operating property dispositions	$300 million - $400 million 6.50% to 7.50% cap rate	$250 million - $350 million 6.50% to 7.50% cap rate

Dividend Declarations

Kimco’s board of directors declared a quarterly cash dividend of $0.27 per common share, payable on October 16, 2017, to shareholders of record on October 4, 2017 representing an ex-dividend date of October 2, 2017.

The board of directors also declared quarterly dividends with respect to the company’s Class I, Class J and Class K series of cumulative redeemable preferred shares. All dividends on the preferred shares will be paid on October 16, 2017, to shareholders of record on October 3, 2017 representing an ex-dividend date of September 29, 2017.

Conference Call

Kimco will hold its quarterly conference call on Thursday, July 27, 2017, at 10:00 a.m. EDT. The call will include a review of the company’s second quarter 2017 results as well as a discussion of the company’s strategy and expectations for the future. To participate, dial 1-888-317-6003 (Passcode: 1525994).

A replay will be available through October 27, 2017, by dialing 1-877-344-7529 (Passcode: 10107008). Access to the live call and replay will also be available through the company's website at investors.kimcorealty.com.

About Kimco

Kimco Realty Corp. (NYSE:KIM) is a real estate investment trust (REIT) headquartered in New Hyde Park, N.Y., that is one of North America’s largest publicly traded owners and operators of open-air shopping centers. As of June 30, 2017, the company owned interests in 510 U.S. shopping centers comprising 84 million square feet of leasable space primarily concentrated in the top major metropolitan markets. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 50 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

Safe Harbor Statement

The statements in this news release state the company’s and management’s intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the company, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates and management’s ability to estimate the impact thereof, (vii) risks related to the company’s international operations, (viii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (ix) valuation and risks related to the company’s joint venture and preferred equity investments, (x) valuation of marketable securities and other investments, (xi) increases in operating costs, (xii) changes in the dividend policy for the company’s common stock, (xiii) the reduction in the company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges and (xv) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company’s SEC filings. Copies of each filing may be obtained from the company or the SEC.

The company refers you to the documents filed by the company from time to time with the SEC, specifically the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2016, as may be updated or supplemented in the company’s Quarterly Reports on Form 10-Q and the company’s other filings with the SEC, which discuss these and other factors that could adversely affect the company’s results. The company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

NAREIT FFO: A supplemental non-GAAP measure utilized to evaluate the operating performance of real estate companies. The National Association of Real Estate Investment Trusts (“NAREIT”) defines funds from operations (“NAREIT FFO”) as net income/(loss) attributable to common shareholders computed in accordance with generally accepted accounting principles in the United States (“GAAP”), excluding (i) gains or losses from sales of operating real estate assets and change in control of interests, plus (ii) depreciation and amortization of operating properties and (iii) impairment of depreciable real estate and in substance real estate equity investments and (iv) after adjustments for unconsolidated partnerships and joint ventures calculated to reflect NAREIT FFO on the same basis.

The company considers NAREIT FFO an important supplemental measure of our operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present NAREIT FFO when reporting results. Comparison of our presentation of NAREIT FFO to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in the application of the NAREIT definition used by such REITs.

FFO as Adjusted: A supplemental non-GAAP measure that the company believes is more reflective of its core operating performance and provides investors and analysts an additional measure to compare the company’s performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. FFO as adjusted is generally calculated by the Company as NAREIT FFO excluding certain transactional income and expenses and non-operating impairments which management believes are not reflective of the results within the company’s operating real estate portfolio.

Same-Property NOI: A supplemental non-GAAP measure of real estate companies’ operating performance and should not be considered an alternative to net income in accordance with GAAP or as a measure of liquidity. The company considers same-property NOI as an important operating performance measure because it is frequently used by securities analysts and investors to measure only the net operating income of properties that have been owned by the company for the entire current and prior year reporting periods including those properties under redevelopment. It excludes properties under development and pending stabilization; properties are deemed stabilized at the earlier of (i) reaching 90% leased or (ii) one year following a projects inclusion in operating real estate. Same-property NOI assists in eliminating disparities in net income due to the development, acquisition or disposition of properties during the particular period presented, and thus provides a more consistent performance measure for the comparison of the Company's properties.

Same-property NOI is calculated using revenues from rental properties (excluding straight-line rent adjustments, lease termination fees, amortization of above/below market rents and includes charges for bad debt) less operating and maintenance expense, real estate taxes and rent expense plus the company’s proportionate share of same-property NOI from unconsolidated real estate joint ventures, calculated on the same basis. The company’s method of calculating same-property NOI may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

*Amounts shown before any impact from taxes and non-controlling interests

Condensed Consolidated Balance Sheets
(in thousands, except share information)
(unaudited)

	June 30,	December 31,
	2017	2016
Assets:
Operating real estate, net of accumulated depreciation of $2,398,588 and $2,278,292, respectively	$9,543,381	$9,394,755
Investments in and advances to real estate joint ventures	506,449	504,209
Real estate under development	418,612	335,028
Other real estate investments	210,246	209,146
Mortgages and other financing receivables	22,495	23,197
Cash and cash equivalents	143,099	142,486
Marketable securities	14,487	8,101
Accounts and notes receivable, net	176,907	181,823
Other assets	522,644	431,855
Total assets	$11,558,320	$11,230,600

Liabilities:
Notes payable, net	$4,520,055	$3,927,251
Mortgages payable, net	870,125	1,139,117
Dividends payable	124,679	124,517
Other liabilities	521,797	549,888
Total liabilities	6,036,656	5,740,773
Redeemable noncontrolling interests	96,062	86,953

Stockholders' equity:
Preferred stock, $1.00 par value, authorized 6,029,100 shares, 32,000 shares issued and outstanding (in series), Aggregate liquidation preference $800,000	32	32
Common stock, $.01 par value, authorized 750,000,000 shares issued and outstanding 425,637,458 and 425,034,113 shares, respectively	4,256	4,250
Paid-in capital	5,930,633	5,922,958
Cumulative distributions in excess of net income	(709,671)	(676,867)
Accumulated other comprehensive income	6,073	5,766
Total stockholders' equity	5,231,323	5,256,139
Noncontrolling interests	194,279	146,735
Total equity	5,425,602	5,402,874
Total liabilities and equity	$11,558,320	$11,230,600

Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2017		2016		2017		2016
Revenues
Revenues from rental properties	$292,843		$287,115		$582,234		$580,206
Management and other fee income	4,333		4,373		8,530		8,484
Total revenues	297,176		291,488		590,764		588,690
Operating expenses
Rent	2,765		2,728		5,548		5,546
Real estate taxes	38,747		35,791		77,016		70,263
Operating and maintenance	35,435		33,223		69,665		67,776
General and administrative	27,233		29,928		57,807		61,857
Provision for doubtful accounts	2,096		1,185		3,500		4,660
Impairment charges	29,719		52,213		31,336		58,053
Depreciation and amortization	95,270		82,753		187,344		167,609
Total operating expenses	231,265		237,821		432,216		435,764

Operating income	65,911		53,667		158,548		152,926

Other income/(expense)
Other income/ (expense), net	1,439		(1,012)		2,712		(1,182)
Interest expense	(46,090)		(50,479)		(92,572)		(102,930)
Income from continuing operations before income taxes, net, equity in income of joint ventures, net, gain on change in control of interests and
equity in income from other real estate investments, net	21,260		2,176		68,688		48,814

Benefit/(provision) for income taxes, net	1,034		246		1,527		(11,866)
Equity in income of joint ventures, net	13,169		108,685		27,902		178,618
Gain on change in control of interests	60,972		46,512		71,160		46,512
Equity in income of other real estate investments, net	38,356		7,959		42,043		18,758

Income from continuing operations	134,791		165,578		211,320		280,836

Gain on sale of operating properties, net of tax	19,883		39,268		21,569		66,164

Net income	154,674		204,846		232,889		347,000
Net income attributable to noncontrolling interests	(11,258)		(1,437)		(12,740)		(2,878)
Net income attributable to the Company	143,416		203,409		220,149		344,122
Preferred stock dividends	(11,555)		(11,555)		(23,110)		(23,110)
Net income available to the Company's common shareholders	$131,861		$191,854		$197,039		$321,012

Per common share:
Net income available to the Company: (2)
Basic	$0.31		$0.46		$0.46		$0.77
Diluted	$0.31	(1)	$0.46	(1)	$0.46	(1)	$0.77	(1)
Weighted average shares:
Basic	423,650		417,748		423,516		415,189
Diluted	424,944		419,302		424,084		416,732
(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included.
(2) Adjusted for earnings attributable from participating securities of ($674) and ($1,067) for the three months ended June 30, 2017 and 2016, and ($1,070) and ($1,701) for the six months ended June 30, 2017 and 2016, respectively.

Reconciliation of Net Income Available to the Company's Common Shareholders to
FFO and FFO as Adjusted Available to the Company's Common Shareholders
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2017		2016		2017		2016
Net income available to the Company's common shareholders	$131,861		$191,854		$197,039		$321,012
Gain on disposition of operating property	(19,763)		(41,218)		(20,861)		(72,101)
Gain on disposition of joint venture operating properties and change in control of interests	(60,955)		(139,361)		(72,185)		(193,087)
Depreciation and amortization - real estate related	94,121		80,574		184,970		163,024
Depreciation and amortization - real estate jv's	10,311		11,470		19,851		24,902
Impairments of operating properties	21,048		54,993		23,643		60,946
(Benefit)/provision for income taxes (2)	-		(226)		(39)		11,792
Noncontrolling interests (2)	(1,627)		18		(2,282)		(163)
Funds from operations available to the Company's common shareholders	174,996		158,104		330,136		316,325
Transactional income, net	(14,254)		(2,587)		(13,631)		(7,948)
Funds from operations available to the Company's common shareholders as adjusted	$160,742		$155,517		$316,505		$308,377

Weighted average shares outstanding for FFO calculations:
Basic	423,650		417,748		423,516		415,189
Units	960		845		854		852
Dilutive effect of equity awards	432		1,457		505		1,450
Diluted	425,042	(1)	420,050	(1)	424,875	(1)	417,491	(1)

FFO per common share - basic	$0.41		$0.38		$0.78		$0.76
FFO per common share - diluted	$0.41	(1)	$0.38	(1)	$0.78	(1)	$0.76	(1)
FFO as adjusted per common share - diluted	$0.38	(1)	$0.37	(1)	$0.75	(1)	$0.74	(1)
(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations available to the Company's common shareholders would be increased by $267 and $217 for the three months ended June 30, 2017 and 2016, and $459 and $434 for the six months ended June 30, 2017 and 2016, respectively.
(2) Related to gains, impairments and depreciation on operating properties, where applicable.

Funds from operations is a supplemental non-GAAP measure utilized to evaluate the operating performance of real estate companies. The National Association of Real Estate Investment Trusts (“NAREIT”) defines funds from operations as net income/(loss) available to the company's common shareholders computed in accordance with generally accepted accounting principles in the United States (“GAAP”), excluding (i) gains or losses from sales of operating real estate assets and change in control of interests, plus (ii) depreciation and amortization of operating properties and (iii) impairment of depreciable real estate and in substance real estate equity investments and (iv) after adjustments for unconsolidated partnerships and joint ventures calculated to reflect funds from operations on the same basis.

Reconciliation of Net Income Available to the Company's Common Shareholders
to Same Property NOI
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income available to the Company's common shareholders	$131,861	$191,854	$197,039	$321,012
Adjustments:
Management and other fee income	(4,333)	(4,373)	(8,530)	(8,484)
General and administrative	27,233	29,928	57,807	61,857
Impairment charges	29,719	52,213	31,336	58,053
Depreciation and amortization	95,270	82,753	187,344	167,609
Interest and other expense, net	44,651	51,491	89,860	104,112
(Benefit)/provision for income taxes, net	(1,034)	(246)	(1,527)	11,866
Gain on change in control of interests	(60,972)	(46,512)	(71,160)	(46,512)
Equity in income of other real estate investments, net	(38,356)	(7,959)	(42,043)	(18,758)
Gain on sale of operating properties, net of tax	(19,883)	(39,268)	(21,569)	(66,164)
Net income attributable to noncontrolling interests	11,258	1,437	12,740	2,878
Preferred stock dividends	11,555	11,555	23,110	23,110
Non same property net operating income	(13,058)	(23,540)	(29,720)	(59,692)
Non-operational expense/ (income) from joint ventures, net	18,648	(67,501)	39,032	(92,565)
Same Property NOI available to the Company's common shareholders	$232,559	$231,832	$463,719	$458,322

Same Property NOI is a supplemental non-GAAP financial measure of real estate companies’ operating performance and should not be considered an alternative to net income in accordance with GAAP or as a measure of liquidity. Same Property NOI is considered by management to be important performance measure of Kimco's operations, and management believes that this measure is frequently used by securities analysts and investors as a measure of Kimco's operating performance as this measure includes only the net operating income of properties that have been owned for the entire current and prior year reporting periods including those properties under redevelopment and exclude properties under development and pending stabilization. As such, Same Property NOI assists in eliminating disparities in net income due to the development, acquisition or disposition of properties during the particular periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of Kimco's properties.

Same Property NOI is calculated using revenues from rental properties (excluding straight-line rent adjustments, lease termination fees and above/below market rents) less charges for bad debt, less operating and maintenance expense, real estate taxes and rent expense, plus Kimco's proportionate share of Same Property NOI from unconsolidated real estate joint ventures, calculated on the same basis. Same Property NOI includes all properties that are owned for the entire current and prior year reporting periods and excludes properties under development and properties pending stabilization. Properties are deemed stabilized at the earlier of (i) reaching 90% leased or (ii) one year following their inclusion in operating real estate. Kimco’s method of calculating Same Property NOI may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Reconciliation of Diluted Net Income Available to Common Shareholders Per Common Share
to Diluted Funds From Operations Available to Common Shareholders Per Common Share
(unaudited)

	Projected Range
	Full Year 2017
	Low		High

Projected diluted net income available to common shareholder per common share	$	0.78	$	0.82

Projected depreciation & amortization		0.83		0.86

Projected depreciation & amortization real estate joint ventures, net of noncontrolling interests		0.08		0.10

Gain on disposition of operating properties		(0.05)		(0.07)

Gain on disposition of joint venture operating properties, net of noncontrolling interests, and change in control of interests		(0.17)		(0.19)

Impairments of operating properties		0.06		0.06

Provision/(benefit) for income taxes		-		-

Noncontrolling interests		-		(0.01)

Projected FFO per diluted common share	$	1.53	$	1.57

Transactional charges, net		(0.03)		(0.03)

Projected FFO, as adjusted per diluted common share	$	1.50	$	1.54

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

CONTACT:
Kimco Realty Corp.
David F. Bujnicki, 866-831-4297
Senior Vice President, Investor Relations and Strategy
dbujnicki@kimcorealty.com